Exhibit 99.4

R&B Legend Larry “D”Dodson to Host TPT Global Tech’s Concert Production “Back to Life, Back to Reality” in Tunica, Mississippi

Memphis Native and Former Bar-Keys Lead Singer Dodson joins headliners Dru Hill, Silk, Vedo, Trina and J. Ira for the B2LB2R.com Live and Pay-per-View Juneteenth Concert Event

June 7, 2021--TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, today announced that R&B legend Larry “D” Dodson will be serving as host for its R&B concert production “Back to Life, Back to Reality” scheduled for June 18th and 19th at two Tunica, MS venues. Dodson is a working R&B legend who continues to perform and host his own radio show and he will be leading a “who’s who” of R&B performers including Dru Hill, Trina, Silk, Vedo, and others performing over the two-day event. Working with its new partner Events.com, TPT will be welcoming a crowd of R&B fans anxious to get out and enjoy a post-Covid concert. TPT’s QuikPASS™ Check and Verify technology will be available to keep attendees safe.

“I have known Stephen for a long time and I am excited about hosting the show and its an incredible lineup. I look forward to seeing all of Memphis and Mississippi coming out to support this event,” said Dodson.

Click here for Larry Dodson concert promo https://youtu.be/ZJpDPDEVVYk

Dodson is considered one of the key figures in R&B having been the lead singer for the Bar-Kays for 47 years. He and the group sold millions of albums all over the world and boasts over 20 top ten singles, 30 albums, and numerous gold and platinum records. Larry is an author, tv and radio personality, the owner of a full-service booking agency and has received many international awards for his music.

TPT MedTech signed an agreement with Events.com to conduct the concert and has been working with Tunica’s Chamber of Commerce and its Experience Tunica County initiative to help restore and revitalize the county’s casino and tourism industry. The aim is to jumpstart the economy through this unique outdoor experience.

The two-day event will be held at different venues. The Friday, June 18th event will be held at 1 River Park Drive in Tunica and the Saturday, June 19th event will be held at the Tunica Arena and Expo Center/Paul Battle Arena located at 3873 US-61 in Tunica. Tickets for both events range in price from $55 for the Saturday event and $75 for the Friday VIP event to $150 for a two-day VIP Pass and at the top, $200 for both days that includes a VIP All-Access pass as well as a Meet & Greet with some of the performers.

“We were extremely excited about the top-list of performers already committed to the event. Now, with Larry “D” as our host, the entire event takes on special meaning for everyone involved,” said CEO Stephen J. Thomas III.

The company has had several national partnerships in place designed to combat Covid. It has been working with Events.com for concerts and corporate events where it has placed its “QuikLABs” in Wal-Mart parking lots in select locations. Its other strategic partnership is with Thomas Scientific where it has been conducting high thru-put PCR testing across the US in its Mobile “QuikLABS”. The company has working QuikLAB locations in Miami and at the Dadeland Mall also in Miami. It also opened a testing and verification site in Fremont, CA. The company was also on-boarding Co-labs and Pharmacies onto it’s “QuikLAB” and “QuikPASS” platforms across the country. In the travel sector, the company has been active at two international airports in Jamaica, Montego Bay and Kingston, where its QuikPASS check and verify systems anticipates testing 3000-5000 travelers per day when fully operational and will soon be announcing a partnership with a leading resort with multiple locations on the island.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. It’s TPT MedTech subsidiary is a provider of Covid/Health testing services on a global scale and its industry-leading platforms are helping travelers get back to travel, events take place and generally speaking helping life get back to a new normal. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Contact:

Shep Doniger 561-637-5750 sdoniger@bdcginc.com

Frank Benedetto 619-915-9422

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

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